EXHIBIT 99.2

Guidance Revision Conference Call January 6, 2009

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “INTENDED/MEANT,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

By now, I am sure that all of you have read the Company’s Press Release issued earlier this morning. Considering a combination of the deterioration of the economy in the U.S. and a number of delayed orders in other geographic markets in Q4, VASCO is reducing its 2008 revenue guidance.

We expect our revenue growth for 2008 to be in a range of 9% to 12% compared to 2007. Further, we expect that our full year Gross Margin and Operating Margin to be within the previously announced ranges. We believe that the lower revenue in Q4 primarily reflects the uncertainty related to economic conditions worldwide which has resulted in a longer sales process and a delay in orders. Nevertheless, we continue to see strong interest in our products.

I must admit that I have never seen such an unpredictable market. Following a very strong Q3, VASCO Management communicated regularly about Q4 and tracked the expected transactions. In spite of the economic turmoil that unfolded starting in August and September, our continued business market checks were still positive. In the end, a number of the transactions that we expected to get approval for did not materialize and were delayed into 2009. I am not aware of any of these opportunities being lost, but simply delayed. At this time I am not prepared to provide any timing for the expected approval and shipment of these transactions. I hope to have better information to provide to you at our 2008 Earnings Conference Call to be held in the 3rd week of February.

In response to this difficult economic climate, VASCO’s management is taking decisive action. First, VASCO is increasing its focus on its more productive markets. These include the growing financial markets of Brazil, Russia, India and China (BRIC) and the more mature markets of EMEA and the Region of Singapore where we continue to sell to the financial and non-financial industries. Secondly, VASCO is initiating a cost containment program intended to respond to these difficult economic times and to maintain a profitable business. Although we are initiating this cost containment program going forward, we expect that the investments we made in people and infrastructure in 2008 will result in positive returns in 2009. As we experience those expected positive results in 2009, we will continue to fund opportunities for growth.

The Company’s management team is determined to steer the Company through this challenging economic situation. The Company is profitable, has strong worldwide business, a large installed customer base, a solid balance sheet, no long-term debt, and a healthy cash position.

Thank you for your attention, and I would now like to open the call for your questions. Operator?